Exhibit 10.6

JOINDER AGREEMENT AND AMENDMENT NO. 4 TO
REVOLVING CREDIT AGREEMENT
JOINDER AGREEMENT AND AMENDMENT NO. 4 TO REVOLVING CREDIT AGREEMENT, dated as of May 12, 2021 (this “Agreement”), by and among BDF ACQUISITION CORP., a Delaware corporation (the “Company” or the “Borrower Representative”), the other Credit Parties party hereto, ROYAL BANK OF CANADA, as administrative agent (the “Administrative Agent”), the Lenders party hereto and the Incremental Revolving Loan Lenders (as defined below) party hereto.
RECITALS:
WHEREAS, reference is hereby made to the Revolving Credit Agreement, dated as of February 12, 2014 (as amended, restated, supplemented or otherwise modified from time to time immediately prior to the effectiveness of this Agreement, including pursuant to Amendment No. 1 to Revolving Credit Agreement, dated as of June 17, 2016, Amendment No. 2 to Revolving Credit Agreement, dated as of June 18, 2018 and Joinder Agreement and Amendment No. 3 to Revolving Credit Agreement, dated as of September 18, 2019, the “Existing Credit Agreement” and, as amended by this Agreement, the “Credit Agreement”), among BDF Intermediate, LLC, a Delaware limited liability company, the Company, the Subsidiary Borrowers from time to time party thereto (together with the Company, collectively, the “Borrowers”), the lending institutions from time to time party thereto, the Administrative Agent and Royal Bank of Canada, as Collateral Agent and Letter of Credit Issuer (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement);
WHEREAS, pursuant to Section 2.14 of the Credit Agreement, the Borrower Representative has requested that the persons set forth on Schedule 1.1(b) hereto (the “Incremental Revolving Loan Lenders”) establish increases to the Revolving Credit Commitments (the “Incremental Revolving Credit Commitments”) under the Credit Agreement in an aggregate principal amount equal to $80,000,000;
WHEREAS, the Incremental Revolving Loan Lenders are willing to provide the Incremental Revolving Credit Commitments to the Borrowers on the Amendment No. 4 Effective Date (as defined below) on the terms set forth herein and in the Credit Agreement;
WHEREAS, the Incremental Revolving Credit Commitments shall constitute Revolving Credit Commitments under the Revolving Credit Facility. After giving effect to the Incremental Revolving Credit Commitments, the amount of the total Revolving Credit Commitments on the Amendment No. 4 Effective Date shall be $150,000,000; and
WHEREAS, the Administrative Agent and the Lenders party hereto (which Lenders constitution “Required Lenders” under the Existing Credit Agreement) are willing to waive the notice required by Section 2.14(a) of the Credit Agreement and make certain other amendments to the Existing Credit Agreement as set forth herein.
NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.    Incremental Revolving Credit Commitments.
(a)    On the terms and subject to the conditions set forth herein, effective as of the Amendment No. 4 Effective Date, each Incremental Revolving Loan Lender hereby agrees to provide Incremental Revolving Credit Commitments in the amount set forth opposite its name on Schedule A hereto.
(b)    On the Amendment No. 4 Effective Date, subject to the conditions set forth herein, (i) each Incremental Revolving Credit Commitment shall be deemed for all purposes of the Credit Agreement to be a Revolving Credit Commitment, (ii) each Loan made under the Incremental Revolving Credit Commitments (an “Incremental Revolving Credit Loan”) shall be deemed, for all purposes, a Revolving Credit Loan and (iii) each Incremental Revolving Loan Lender shall be a Lender party to the Credit Agreement and have the rights and obligations of a Lender thereunder and shall be an “Incremental Revolving Loan Lender” and a “Lender” for all purposes of the Credit Agreement and the other Credit Documents.
(c)    On the Amendment No. 4 Effective Date, pursuant to Section 2.14(c) of the Credit Agreement, (i) each Lender (other than Incremental Revolving Loan Lenders, in their capacity as such) immediately prior to the increase in Revolving Credit Commitments provided by this Agreement will automatically and without further act be deemed to have assigned to each Incremental Revolving Loan Lender providing an Incremental Revolving Credit Commitment, and each such Incremental Revolving Loan Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations under the Credit Agreement in outstanding Letters of Credit such that, after giving effect to the Incremental Revolving Credit Commitments and each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations under the Credit Agreement in Letters of Credit held by each Lender (including each Incremental Revolving Loan Lender) will equal such Lender's Revolving Credit Commitment Percentage and (ii) if; on the Amendment No. 4 Effective Date, there are any Revolving Credit Loans outstanding, the applicable Lenders immediately after effectiveness of such Incremental Revolving Credit Commitments shall be deemed to have purchased and assigned at par such amounts of the Revolving Credit Loans outstanding under the Credit Facilities at such time such that all of the Lenders effectively participate in each of the outstanding Revolving Credit Loans on a pro rata basis of their Revolving Credit Commitment Percentages immediately after giving effect to all such assignments. The minimum borrowing, pro rata borrowing and pro rata payment requirements contained in the Credit Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
SECTION 2. Amendments to Existing Credit Agreement. The Existing Credit Agreement is, subject to the satisfaction of the applicable conditions precedent set forth in Section 3 of this Agreement, hereby amended as follows:
(a)    Amendments to Section 1.01.
(i)    Section 1.01 of the Existing Credit Agreement is hereby amended by adding the following new defined terms in their correct alphabetical order:
“Amendment No. 4” means that certain Joinder Agreement and Amendment No. 4 to this Agreement, dated as of May 12, 2021, among the Borrower, the other

Credit Parties party thereto, the Administrative Agent, the Lenders party thereto and the Incremental Revolving Loan Lenders party thereto.
“Amendment No. 4 Effective Date” has the meaning assigned to such term in Amendment No. 4.
“Erroneous Payment” has the meaning assigned to it in Section 12.14(a).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 12.14(d).
“Payment Notice” has the meaning assigned to it in Section 12.14 (a).
“Payment Recipient” has the meaning assigned to it in Section 12.14(a).
(ii)    Section 1.01 of the Existing Credit Agreement is hereby amended by amending and restating clause (i)(B) of the definition of “Applicable Margin” in its entirety to read as follows:
(B)    on the first day of each fiscal quarter thereafter (each, an “Adjustment Date”), commencing with the fiscal quarter beginning on or about July 1, 2014, the Applicable Margin shall be determined from the pricing grid below based upon average daily Excess Availability for the most recently ended three month period immediately preceding such Adjustment Date, as calculated by the Administrative Agent as of the last day of such three month period; provided that if any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, interest due under this Agreement shall be recalculated at such higher rate for any applicable periods and so long as an Event of Default described in Section 11.5 has not occurred with respect to any Borrower, such shortfall shall be due and payable within five Business Days following the written demand thereof by the Administrative Agent and no Default shall be deemed to have occurred as a result of such non-payment until the expiration of such five Business Day period.

Pricing Level	Average Excess Availability	ABR Rate Tranche A Loans	LIBOR Rate Tranche A Loans
I	Greater than 66% of the Line Cap	0.50%	1.50%
II	Greater than or equal to 33% of the Line Cap but less than or equal to 66% of the Line Cap	0.75%	1.75%
III	Less than 33% of the Line Cap	1.00%	2.00%
(iii)    Section 1.01 of the Existing Credit Agreement is hereby amended by amending and restating the definition of “Cash Dominion Period” in its entirety to read as follows:

“Cash Dominion Period” means any period (a) commencing on the day that any Cash Dominion Trigger Default occurs and is continuing for so long as such Cash Dominion Trigger Default has not been cured or waived; or (b) commencing on a day in respect of which, Excess Availability for the previous five (5) consecutive Business Days was less than the greater of (i) 10.0% of the Line Cap and (ii) $10,000,000 and continuing until the first day thereafter to occur in respect of which Excess Availability for the previous thirty (30) consecutive days has been at least the greater of(i) 10.0% of the Line Cap and (ii) $10,000,000.
(iv)    Section 1.01 of the Existing Credit Agreement is hereby amended by amending and restating the definition of “Revolving Credit Maturity Date” in its entirety to read as follows:
“Revolving Credit Maturity Date” shall mean the earlier of (i) May 12, 2026 and (ii) one-hundred eighty (180) days prior to the earliest stated maturity date applicable to any First Lien Term Loan (and any permitted refinancings thereof).
(v)    Section 1.01 of the Existing Credit Agreement is hereby amended by amending the definition of “Revolving Credit Commitment” to include a new sentence at the end thereof to read as follows:
“The aggregate Revolving Credit Commitments of all Lenders on the Amendment No. 4 Effective Date is $150,000,000.”
(b)    Section 10.11 of the Existing Credit Agreement is hereby amended by replacing each reference to “$5,000,000” in such Section with a reference to “$10,000,000”’
(c)    Article 12 of the Existing Credit Agreement is hereby amended by adding the following new Section 12.14 at the end thereof:
“Section 12.14 Erroneous Payments.
(a)    If the Administrative Agent notifies a Lender, Letter of Credit Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Letter of Credit Issuer or Secured Party (any such Lender, Letter of Credit Issuer, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole reasonable discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent, in same day funds (in the currency so received), the amount of any such Erroneous Payment (or portion thereof), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the

Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with prevailing banking industry rules on interbank compensation from time to time in effect. To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (the “Payment Notice”), or (y) that was not preceded or ac-companied by a Payment Notice sent by the Administrative Agent (or any of its Affiliates), then, said Payment Recipient shall be on notice, in each case, that an error has been made with respect to such Erroneous Payment. Each Payment Recipient agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Payment Recipient shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with prevailing banking industry rules on interbank compensation from time to time in effect.
(c)    Each Payment Recipient hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under any of the immediately preceding clauses (a) or (b) or under the indemnification provisions of this Agreement.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent (such unrecovered amount, an “Erroneous Payment Return Deficiency”), the Borrowers and each other Credit Party hereby agrees that (x) the Administrative Agent shall be subrogated to all the rights of such Payment Recipient with respect to such amount (including, without limitation, the right to sell and assign the Loans (or any portion thereof), which were subject to the Erroneous Payment Return Deficiency) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, (i) comprised of funds received by the Administrative Agent from the Borrowers or any other Credit Party or (ii) the proceeds of realization from the enforcement of one or more of the Credit Documents against or in respect of the Borrowers or one or more of the Credit Parties, in each case, for the purpose of making such

Erroneous Payment For the avoidance of doubt, no assignment of an Erroneous Payment Deficiency will reduce the Commitments of any Payment Recipient and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to the assignment of an Erroneous Payment Deficiency, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Payment Recipient under the Credit Documents with respect to each Erroneous Payment Return Deficiency.
(e)    Each party’s obligations, agreements and waivers under this Section 12.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Letter of Credit Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.
(f)    Notwithstanding anything to the contrary herein or in any other Credit Document, no Credit Party nor any of their respective Affiliates shall have any obligations or liabilities directly or indirectly arising out of this Section 12.14 in respect of any Erroneous Payment (other than with respect to Section 12.14(d)(y) above).”
(d)    Schedule 1.1(b) of the Credit Agreement is hereby amended and restated in its entirety as set forth on Schedule 1.1(b) attached hereto.
SECTION 3.    Conditions to Effectiveness. The effectiveness of this Agreement and the Incremental Revolving Credit Commitments shall become effective on the first date (the “Amendment No. 4 Effective Date”) when each of the applicable conditions set forth below have been satisfied (or waived) in accordance with the terms hereof:
(i)    the Administrative Agent shall have received counterparts to this Agreement from the Borrower, the other Credit Parties, Lenders constituting Required Lenders and each Incremental Revolving Loan Lender;
(ii)    the Administrative Agent shall have received certified copies of resolutions or other corporate action, incumbency certificates and/or other certificates of an Authorized Officer of the Borrower Representative as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Agreement;
(iii)    the representations and warranties set forth in Section 8 of the Credit Agreement shall be true and correct in all material respects on and as of the date of such effectiveness; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date;
(iv)    no Event of Default shall have occurred and be continuing or shall result upon giving effect to the Amendment No. 4 Effective Date;
(v)    the Administrative Agent (or its counsel) shall have received the signed legal opinion, in customary form, of Kirkland & Ellis LLP, special New York counsel to the Credit Parties;

(vi)    the Administrative Agent shall have received such documentation and information as is reasonably requested in writing at least ten days prior to the Closing Date by the Administrative Agent about Holdings, the Borrowers and the other Guarantors to the extent the Administrative Agent and Holdings in good faith mutually agree is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and 31 C.F.R. § 1010.230;
(vii)    the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying as to the matters set forth in clauses (iii) and (iv) of this Section 3; and
(viii)    the Administrative Agent shall have received, for the account of each Incremental Revolving Loan Lender an upfront fee (the “Upfront Fee”) in an amount equal to the sum of (x) 0.25% of such Incremental Revolving Loan Lender’s Revolving Credit Commitments prior to giving effect to this Agreement and (y) 0.35% of such Incremental Revolving Loan Lender’s Incremental Revolving Credit Commitment after giving effect to this Agreement (it being understood that the Borrower shall have no obligation to pay the Upfront Fee if the Amendment No. 4 Effective Date does not occur).
SECTION 4.    Expenses. Each of the Credit Parties hereby reconfirms its respective obligations pursuant to Section 13.5 of the Credit Agreement to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent in connection with this Agreement.
SECTION 5.    Reaffirmation of the Credit Parties. Each Credit Party hereby consents to the amendment of the Existing Credit Agreement effected hereby and confirms and agrees that, notwithstanding the effectiveness of this Agreement, each Credit Document to which such Credit Party is a party is, and the obligations of such Credit Party contained in the Existing Credit Agreement, this Agreement or in any other Credit Document to which it is a party are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case as amended by this Agreement. For greater certainty and without limiting the foregoing, each Credit Party hereby confirms that the existing security interests granted by such Credit Party in favor of the Secured Parties pursuant to the Credit Documents in the Collateral described therein shall continue to secure the obligations of the Credit Parties under the Credit Agreement and the other Credit Documents as and to the extent provided in the Credit Documents.
SECTION 6.    Amendment , Modification and Waiver. This Agreement may not be amended, modified or waived except in accordance with Section 13.1 of the Credit Agreement.
SECTION 7.    Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof. Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Existing Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. It is understood and agreed that each reference in each Credit Document to the Credit Agreement, whether direct or indirect, shall hereafter be deemed to be a reference to the Existing Credit Agreement as amended hereby and that this Agreement is a Credit Document and a

Joinder Agreement. This Agreement shall not constitute a novation of any amount owing under the Existing Credit Agreement and all amounts owing in respect of principal, interest, fees and other amounts pursuant to the Existing Credit Agreement and the other Credit Documents continue to be owing under the Credit Agreement or such other Credit Documents until paid in accordance therewith.
SECTION 8.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 9.    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.
SECTION 10.    Counterparts. This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement. Each of the parties represents and warrants to the other party/ies that it has the corporate capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in that party’s constitutive documents.
[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first written above.

BDF ACQUISITION CORP., as Borrower and Borrower Representative

By:	/s/ Jeremy Aguilar
Name: Jeremy Aguilar
Title: Chief Financial Officer

BDF INTERMEDIATE, LLC, as Holdings

By:	/s/ Jeremy Aguilar
Name: Jeremy Aguilar
Title: Chief Financial Officer

BOB’S DISCOUNT FURNITURE, LLC, as a Guarantor

By:	/s/ Jeremy Aguilar
Name: Jeremy Aguilar
Title: Chief Financial Officer
Amendment No. 4 to Revolving Credit Agreement – Signature Page

ROYAL BANK OF CANADA, as Administrative Agent

By:	/s/ Helena Sadowski
Name: Helena Sadowski
Title: Manager, Agency
Amendment No. 4 to Revolving Credit Agreement – Signature Page

ROYAL BANK OF CANADA, as a Lender and an Incremental Revolving Loan Lender

By:	/s/ Pierre Noriega
Name: Pierre Noriega
Title: Authorized Signatory
Amendment No. 4 to Revolving Credit Agreement – Signature Page

UBS AG, STAMFORD BRANCH, as a Lender and an Incremental Revolving Loan Lender

By:	/s/ Anthony N. Joseph
Name: Anthony N. Joseph
Title: Associate Director

By:	/s/ Houssem Daly
Name: Houssem Daly
Title: Director
Amendment No. 4 to Revolving Credit Agreement – Signature Page

Schedule A
Incremental Revolving Credit Commitments

Schedule 1.l(b)
Commitments of Lenders